                                                                   EXHIBIT 99.01

                  SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                 (IN THOUSANDS)

                                       BALANCE AT         CHARGED TO COSTS                      WRITE-OFFS NET     BALANCE AT END
                                    BEGINNING OF YEAR       AND EXPENSES         OTHER          OF  RECOVERIES        OF YEAR
                                    -----------------     ----------------     ---------        --------------     --------------
ALLOWANCE FOR
DOUBTFUL ACCOUNTS          2002     $          24,225     $          5,115     $      --        $       18,642     $       10,698
                           2001                 4,477               29,990         3,913 (1)            14,155             24,225
                           2000                 1,627                3,035           789 (1)               974              4,477

VALUATION ALLOWANCE FOR
DEFERRED TAX ASSETS

                           2002     $         323,619     $        (28,137)    $ 53,311 (1)(2)   $          --     $      348,793
                           2001                74,611              294,944      (45,936)(1)(2)              --            323,619
                           2000                16,570               42,261       15,780 (1)(2)              --             74,611


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(1)  Balances acquired from acquisitions.

(2)  Balances will be credited to equity upon reduction of valuation allowances.